UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Jpak Group, Inc.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

48122N101

(CUSIP Number)

August 9, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 48122N101	Page 2 of 9

1.	Names of Reporting Persons. QVT Financial LP I.R.S. Identification Nos. of above persons (entities only).

11-3694008
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

*see explanatory note
7. Sole Dispositive Power

0
8. Shared Dispositive Power

*see explanatory note

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

*see explanatory note
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

*see explanatory note
12.	Type of Reporting Person (See Instructions)

PN

CUSIP No. 48122N101	Page 3 of 9

1.	Names of Reporting Persons. QVT Financial GP LLC I.R.S. Identification Nos. of above persons (entities only).

11-3694007
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

*see explanatory note
7. Sole Dispositive Power

0
8. Shared Dispositive Power

*see explanatory note

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

*see explanatory note
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

*see explanatory note
12.	Type of Reporting Person (See Instructions)

OO

CUSIP No. 48122N101	Page 4 of 9

1.	Names of Reporting Persons. QVT Associates GP LLC I.R.S. Identification Nos. of above persons (entities only).

01-0798253
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

*see explanatory note
7. Sole Dispositive Power

0
8. Shared Dispositive Power

*see explanatory note

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

*see explanatory note
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

*see explanatory note
12.	Type of Reporting Person (See Instructions)

OO

CUSIP No. 48122N101	Page 5 of 9

1.	Names of Reporting Persons. QVT Fund LP I.R.S. Identification Nos. of above persons (entities only).

98-0415217
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

*see explanatory note
7. Sole Dispositive Power

0
8. Shared Dispositive Power

*see explanatory note

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

*see explanatory note
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

*see explanatory note
12.	Type of Reporting Person (See Instructions)

PN

CUSIP No. 48122N101	Page 6 of 9

1.	Names of Reporting Persons. Quintessence Fund L.P. I.R.S. Identification Nos. of above persons (entities only).

98-0538337
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

Number Of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

*see explanatory note
7. Sole Dispositive Power

0
8. Shared Dispositive Power

*see explanatory note

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

*see explanatory note
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

*see explanatory note
12.	Type of Reporting Person (See Instructions)

PN

Explanatory Note

On August 20, 2007, the reporting persons mistakenly filed a Schedule 13G (the “Schedule 13G”) reporting beneficial ownership of securities of Jpak Group, Inc. (the “Issuer”). Because the Issuer does not have a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), the reporting persons do not have a reporting obligation under Section 13(d) of the Exchange Act. Accordingly, this Amendment No. 1 is being filed to withdraw the information provided in the Schedule 13G.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 15, 2007

QVT FINANCIAL LP		QVT FUND LP

By QVT Financial GP LLC, its General Partner		By QVT Associates GP LLC, its General Partner

By:	/s/ Nicholas Brumm	By:	/s/ Nicholas Brumm
Name:	Nicholas Brumm	Name:	Nicholas Brumm
Title:	Managing Member	Title:	Managing Member

By:	/s/ Tracy Fu	By:	/s/ Tracy Fu
Name:	Tracy Fu	Name:	Tracy Fu
Title:	Managing Member	Title:	Managing Member

QVT FINANCIAL GP LLC		QVT ASSOCIATES GP LLC

By:	/s/ Nicholas Brumm	By:	/s/ Nicholas Brumm
Name:	Nicholas Brumm	Name:	Nicholas Brumm
Title:	Managing Member	Title:	Managing Member

By:	/s/ Tracy Fu	By:	/s/ Tracy Fu
Name:	Tracy Fu	Name:	Tracy Fu
Title:	Managing Member	Title:	Managing Member

QUINTESSENCE FUND L.P.

By QVT Associates GP LLC, its General Partner

By:	/s/ Nicholas Brumm
Name:	Nicholas Brumm
Title:	Managing Member

By:	/s/ Tracy Fu
Name:	Tracy Fu
Title:	Managing Member

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G signed by each of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: October 15, 2007

QVT FINANCIAL LP		QVT FUND LP

By QVT Financial GP LLC, its General Partner		By QVT Associates GP LLC, its General Partner

By:	/s/ Nicholas Brumm	By:	/s/ Nicholas Brumm
Name:	Nicholas Brumm	Name:	Nicholas Brumm
Title:	Managing Member	Title:	Managing Member

By:	/s/ Tracy Fu	By:	/s/ Tracy Fu
Name:	Tracy Fu	Name:	Tracy Fu
Title:	Managing Member	Title:	Managing Member

QVT FINANCIAL GP LLC		QVT ASSOCIATES GP LLC

By:	/s/ Nicholas Brumm	By:	/s/ Nicholas Brumm
Name:	Nicholas Brumm	Name:	Nicholas Brumm
Title:	Managing Member	Title:	Managing Member

By:	/s/ Tracy Fu	By:	/s/ Tracy Fu
Name:	Tracy Fu	Name:	Tracy Fu
Title:	Managing Member	Title:	Managing Member

QUINTESSENCE FUND L.P.

By QVT Associates GP LLC, its General Partner

By:	/s/ Nicholas Brumm
Name:	Nicholas Brumm
Title:	Managing Member

By:	/s/ Tracy Fu
Name:	Tracy Fu
Title:	Managing Member